Ex. 99.1
SILVERLEAF RESORTS, INC. COMPLETES
$115.4 MILLION TERM SECURITIZATION
DALLAS, TX—June 9, 2008—Silverleaf Resorts, Inc. (NASDAQ: SVLF) today announced the completion of a term securitization through its newly-formed and fully consolidated special purpose finance subsidiary, Silverleaf Finance VI, LLC (“SF-VI”), a Delaware limited liability company. SF-VI was formed for the purpose of issuing approximately $115.4 million of its Timeshare Loan-Backed Notes Series 2008-A (“Series 2008-A Notes”) in a private offering and sale through UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated. The Series 2008-A Notes were issued pursuant to an indenture among the Company, as servicer of the timeshare loans, SF-VI, as issuer, and Wells Fargo Bank, National Association, as indenture trustee, custodian, backup servicer, and account intermediary.
     The Series 2008-A Notes are currently secured by approximately $128.6 million in timeshare loans sold to SF-VI by the Company and one of its other fully consolidated special purpose finance subsidiaries. The cash proceeds from the sale of the timeshare loans to SF-VI have been primarily used to repay approximately $93.8 million in consolidated indebtedness of the Company and one of its other fully consolidated subsidiaries. The balance of the proceeds will be used for deposits in required cash reserve accounts and payment of certain transaction fees and expenses. The credit facilities with certain of the Company’s senior lenders have been amended to modify the availability under the loan agreements as a result of the participation in the securitization by those senior lenders.
     Thomas Morris, Executive Vice President — Capital Markets and Strategic Planning, commented, “Given the current volatility of U.S. capital markets, we are very pleased to be able to complete a term securitization of this nature. Considered in combination with our other existing lines of credit, we believe that the closing of this term securitization addresses our liquidity needs at least through 2009.”
     Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.
     This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2007 Annual Report on Form 10-K filed on March 12, 2008.
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Contact:
Silverleaf Resorts, Inc., Dallas, Texas
Thomas J. Morris, 214-631-1166 x2218